Exhibit 5.1

June 11, 2007

ML Asset Backed Corporation

Four World Financial Center
North Tower
New York, New York 10080

Re:	Merrill Auto Trust Securitization 2007-1

Ladies and Gentlemen:

We have acted as special counsel for ML Asset Backed Corporation, a Delaware corporation (the “Depositor”), in connection with the Underwriting Agreement, dated 8, 2007 (the “Underwriting Agreement”), between the Depositor and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), as representative for the underwriters named in Schedule A to the Underwriting Agreement (the “Underwriters”), relating to the sale of $167,100,000 aggregate principal amount of Class A-1 5.3469% Asset Backed Notes (the “Class A-1 Notes”), $156,000,000 aggregate principal amount of Class A-2 5.4300% Asset Backed Notes (the “Class A-2 Notes”), $174,000,000 aggregate principal amount of Class A-3 Floating Rate Asset Backed Notes (the “Class A-3 Notes”), $187,630,000 aggregate principal amount of Class A-4 Floating Rate Asset Backed Notes (the “Class A-4 Notes”, and together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the “Class A Notes”), $51,573,000 aggregate principal amount of Class B 5.7900% Asset Backed Notes (the “Class B Notes”),  and $35,829,000 aggregate principal amount of Class C 5.9600% Asset Backed Notes (the “Class C Notes” and together with the Class A Notes and the Class B Notes, the “Notes”).  The Notes will be issued pursuant to an Indenture, dated as of May 31, 2007 (the “Indenture”), among Merrill Auto Trust Securitization 2007-1, a Delaware statutory trust (the “Issuer”), HSBC Bank USA, National Association, as indenture trustee (the “Indenture Trustee”), and U.S. Bank National Association, as securities administrator (in such capacity, the “Securities Administrator”).  The Issuer will also issue Asset Backed Certificates (the “Certificates”, and together with the Notes, the “Securities”) pursuant to an Amended and Restated Trust Agreement, dated as of May 31, 2007 (the “Trust Agreement”), between the Depositor and U.S. Bank Trust National Association, as owner trustee (the “Owner Trustee”).

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

June 11, 2007

The assets of the Issuer will consist primarily of a pool of retail motor vehicle loan and installment sales contracts secured by new and used automobiles, light-duty trucks and sport utility vehicles (the “Receivables”).  Capitalized terms used and not otherwise defined herein have the meanings assigned to such terms in the Sale and Servicing Agreement, dated as of May 31, 2007 (the “Sale and Servicing Agreement”), among the Issuer, the Depositor and U.S. Bank National Association, as master servicer (in such capacity, the “Master Servicer”).

As counsel to the Depositor, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, certificates, records and other documents and have made such examination of law as we have deemed necessary or appropriate for the purposes of this opinion, including (a)  a copy of the Certificate of Incorporation of the Depositor, certified by the Secretary or an Assistant Secretary of the Depositor to be a true and correct copy, (b) a copy of the by-laws of the Depositor, certified by the Secretary or an Assistant Secretary of the Depositor to be a true and correct copy, (c) a certificate of the Secretary of State of the State of Delaware, dated as of a recent date, to the effect that the Depositor is validly existing in good standing under the laws of the State of Delaware, (d) a copy of resolutions adopted by the Board of Directors of the Depositor, in connection with the authorization, creation and sale of the Securities, certified by the Secretary or an Assistant Secretary of the Depositor to be a true and correct copy, (e) the Underwriting Agreement, (f) the Receivables Purchase Agreement, dated as of May 31, 2007 (the “Receivables Purchase Agreement”), between Merrill Lynch Bank USA (“MLBUSA”), as seller of the Receivables, and the Depositor, as purchaser, (g)  the Servicing Agreement, dated as of May 31, 2007 (the “Receivables Purchase Agreement”), among CenterOne Financial Services LLC, a Delaware limited liability company, as servicer (the “Servicer”), the Master Servicer and the Administrator, (h) the Administration Agreement, dated as of May 31, 2007 (the “Administration Agreement”), among the Issuer, MLBUSA, as administrator (the “Administrator”), the Master Servicer and the Indenture Trustee, (i) the Sale and Servicing Agreement, (j) specimens of the Notes and the Certificates, (k) the Registration Statement on Form S-3 (Registration No. 333-139130) under the Securities Act of 1933, as amended (the “1933 Act”), filed by the Depositor with the Securities and Exchange Commission (the “Commission”) (such registration statement, at the time it became effective, the “Registration Statement”), (l) the Prospectus dated May 2, 2007 (the “Base Prospectus”), as supplemented by the Prospectus Supplement dated June 4, 2007 (such Base Prospectus, as supplemented by such Prospectus Supplement, each in the form in which it was filed with the Commission under Rule 424(b) under the 1933 Act, the “Prospectus”), relating to the Offered Notes, (m) the Indenture and (n) the Trust Agreement.  The documents described in clauses (e) through (i) and (m) and (n) above are referred to herein collectively as the “Basic Documents”.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval System or other sites on the internet, and the authenticity of the originals of such latter documents.  As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied without independent investigation upon certificates and oral or written statements and representations of public officials, officers and other representatives of the Depositor and others.

June 11, 2007

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion when the Notes have been duly authorized by the Issuer and, when duly executed and delivered by the Owner Trustee, on behalf of the Issuer, and authenticated by the Securities Administrator on behalf of the Indenture Trustee in accordance with the terms of the Indenture and delivered and paid for pursuant to the Underwriting Agreement, will be entitled to the benefits of the Indenture and will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

The foregoing opinions are subject to the following qualifications, exceptions, assumptions and limitations:

A.
The foregoing opinions are limited to matters arising under the federal laws of the United States of America and the laws of the State of New York .  We express no opinion as to the laws, rules or regulations of any other jurisdiction or as to  the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, or in each case as to any matters arising thereunder or relating thereto.

B.
We have assumed, to the extent relevant to the opinions set forth above, that (i) each party to a Basic Document has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has full right, power and authority to execute, deliver and perform its obligations under each of the Basic Documents to which it is a signatory and (ii) each of the Basic Documents has been duly authorized, executed and delivered by each party thereto and is a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto.

C.
We express no opinion as to any provision of any instrument, agreement or other document (i) regarding severability of the provisions thereof, (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof, (iii) regarding waiver of usury, stay, extension or similar laws, (iv) regarding rights to indemnification and contribution or (v) providing for or requiring further assurances.

June 11, 2007

D.
Whenever a statement or opinion herein is qualified by “to the best of our knowledge and information” or a similar phrase, it is intended to indicate that those attorneys in this firm who have rendered substantive legal services in connection with the transactions contemplated by the Basic Documents do not have actual current awareness of any facts or information contrary to such statement or opinion.  However, we have not undertaken any independent investigation or inquiry to determine the accuracy of any such statement or opinion and no inference as to our knowledge or that we have any knowledge of any matters pertaining to such statement or opinion should be drawn from the fact that we have acted as counsel to the Depositor in connection with the transactions contemplated by the Basic Documents.

E.
Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

The opinions expressed and the statements made herein are expressed and made as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed or statements made herein) that hereafter may come to our attention.

This letter is solely for the benefit of the persons to whom it is addressed in connection with the transactions described in the first paragraph above. This letter may not be quoted or relied upon by, nor may this letter or copies hereof be delivered to, any other person (including, without limitation, any purchasers of Notes from the Underwriters or any other purchasers of the Securities), nor may this letter be relied upon by you,  or used for any other purpose, without our prior written consent.  We hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Depositor or the Issuer.

Very truly yours,